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                                      FORM 15

                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549


                     CERTIFICATION AND NOTICE OF TERMINATION OF
                REGISTRATION UNDER SECTION 12 (g) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                REPORTS UNDER SECTION 13 OR 15(d) OF THE SECURITIES
                                EXCHANGE ACT OF 1934


                          Commission File Number 0-18485


                              Life USA HOLDING, INC.
              (Exact name of registrant as specified in its charter)


                    Suite 95, Interchange North Building
                            300 South Highway 169
                        Minneapolis, Minnesota  55426
                              (612) 546-7386
             (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   Common Stock, Par Value $.01 Per Share
           Title of each class of securities covered by this Form)


                                   None
        Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [ X ]       Rule 12h-3(b)(1)(i)     [   ]
          Rule 12g-4(a)(1)(ii)   [   ]       Rule 12h-3(b)(1)(ii)    [   ]
          Rule 12g-4(a)(2)(i)    [   ]       Rule 12h-3(b)(2)(i)     [   ]
          Rule 12g-4(a)(2)(ii)   [   ]       Rule 12h-3(b)(2)(ii)    [   ]
                                             Rule 15d-6              [   ]

Approximate number of holders of record as of the certification or notice date:

                                       1

          Pursuant to the requirements of the Securities Exchange Act of 1934, Life USA Holding, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 1, 1999                 By:  /s/ Mark A. Zesbaugh
                                          --------------------------------
                                                Mark A. Zesbaugh
                                            Executive Vice President
                                             Chief Financial Officer